UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 16, 2016

Radian Group Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-11356	23-2691170
(Commission File Number)	(IRS Employer Identification No.)

1601 Market Street, Philadelphia, Pennsylvania	19103
(Address of Principal Executive Offices)	(Zip Code)

(215) 231-1000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.	Unregistered Sales of Equity Securities.

Radian Group Inc. (the “Company”) has entered into separately negotiated agreements with certain of the holders (the “Sellers”) of its convertible notes. Under these agreements, the Company has agreed to purchase an aggregate of approximately $288 million principal amount of its 2.250% Convertible Senior Notes due 2019 (the “2019 Convertible Notes”) and an aggregate of approximately $30 million principal amount of its 3.000% Convertible Senior Notes due 2017 (the “2017 Convertible Notes”) in each case for cash or a combination of cash and shares of its common stock (the “Convertible Purchases”). The Company has agreed to fund the Convertible Purchases with approximately $192 million in cash (plus accrued and unpaid interest on the purchased convertible notes) and by issuing to the Sellers an aggregate of 16,981,788 shares of common stock (the “Shares”). Following the Convertible Purchases, which are expected to close on March 21, 2016, subject to the satisfaction of customary closing conditions, approximately $102 million principal amount of the 2019 Convertible Notes and $22 million principal amount of the 2017 Convertible Notes will remain outstanding.

The Shares are being issued to “qualified institutional buyers” within the meaning of Rule 144A promulgated under the Securities Act, and were offered and are being sold in reliance on the exemption from registration afforded by Section 4(a)(2) of the Securities Act and corresponding provisions of state securities laws.

In connection with the Convertible Purchases, the Company is terminating a corresponding portion of the Capped Call it had entered into in 2010 in connection with the initial issuance of the 2017 Convertible Notes, for expected proceeds of 217,070 shares of its common stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RADIAN GROUP INC.
(Registrant)

Date: March 21, 2016	By:	/s/ Edward J. Hoffman
Edward J. Hoffman
General Counsel and Corporate Secretary